Exhibit 2.2

                      [Letterhead of Direct Lending, Inc.]


                      4210 Columbia Road o Suite IOC o Martinez, Georgia 30907
                                               706.651.9933 - Fax 706.651.1421
                                                       wwwdirectiendinginc.com

                                              11/25/02

                             Sale Of Assets

     It is hereby agreed by the undersigned that HOM corporation will sell and Stuckey Enterprises, Inc. will purchase the assets of HOM's wholly owned subsidiary, Direct Lending, Inc.

     The assets include all of the furniture and computers, printers, etc on the attached list. Included is the right to the name Direct Lending, Inc. and all records of prior mortgages.

     It is understood by the buyers that they will have to apply to the Banking And Finance Dept of the State of Georgia and that a bond will have to be purchased.

     Stuckey Enterprises will pay $5,000 down and $484 per month for three years which is the payment for, $15,000, financed at 10% annual simple interest. The principal can be paid off at anytime without penalty. The first payment is due 11/25/02.

     HOM will assume any past obligations of Direct Lending, Inc.

     Pre October 25th deals will accrue to the current Direct Lending, Inc. Deals since then will accrue to Stuckey Enterprises.


                                     Seller

                                     /s/ Robert S. Wilson
                                     -----------------------------------------
                                     Robert S. Wilson
                                     Chairman HOM Corporation

                                     Buyer

                                     /s/ Walter Stuckey
                                     -----------------------------------------
                                     Walter Stuckey
                                     President - Stuckey Enterprises


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